NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2017 FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 7, 2017) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported rental revenue and total revenue for the three months ended February 28, 2017 (the “2017 first quarter”) of $6,979,000, as compared to $6,682,000 for the three months ended February 29, 2016 (the “2016 first quarter”). There was no revenue from property sales in either the 2017 or 2016 first quarters. Griffin reported an operating loss of ($86,000) in the 2017 first quarter as compared to operating income of $804,000 in the 2016 first quarter. Griffin reported a net loss of ($939,000) and a basic and diluted net loss per share of ($0.19) in the 2017 first quarter, as compared to a net loss of ($335,000) and a basic and diluted net loss per share of ($0.07) in the 2016 first quarter. The increased net loss in 2017 first quarter, as compared to the 2016 first quarter, reflects higher general and administrative expenses mostly due to Griffin’s deferred compensation plan, higher depreciation and amortization expense and higher interest expense (see further explanation below).

Profit from leasing activities (which Griffin defines as rental revenue less operating expenses of rental properties) was $4,494,000 in the 2017 first quarter, essentially unchanged from $4,516,000 in the 2016 first quarter. Rental revenue increased $297,000 in the 2017 first quarter over the 2016 first quarter due principally to a net increase in space leased of 363,000 square feet in the 2017 first quarter over the 2016 first quarter. The increase in rental revenue was offset by an increase of $319,000 in operating expenses of rental properties, due mostly to higher snow removal expenses in the 2017 first quarter as compared to the 2016 first quarter. A significant portion of the increased space under lease in the 2017 first quarter, as compared to the 2016 first quarter, was due to leases entered into in the latter part of fiscal 2016 and the 2017 first quarter. These new leases either had not started as of February 28, 2017, or generated rental revenue only for a portion of the 2017 first quarter. Had these new leases been in effect for the entire 2017 first quarter, rental revenue and profit from leasing activities would have been approximately $500,000 higher than the amounts reflected above. Griffin expects that rental revenue from all of the new leases entered into in the latter part of fiscal 2016 and the 2017 first quarter will be included in Griffin’s results of operations by the end of the fiscal 2017 third quarter.

As of February 28, 2017, Griffin owned thirty-three buildings comprising approximately 3,297,000 square feet with approximately 3,170,000 square feet (96%) under lease, whereas, as of February 29, 2016, Griffin owned thirty-two buildings comprising approximately 3,045,000 square feet with approximately 2,807,000 square feet (92%) under lease. As of February 28, 2017, Griffin’s industrial/warehouse buildings comprised 87% of Griffin’s total square footage and were essentially fully leased, whereas Griffin’s office/flex buildings were approximately 74% leased. The increase in total square footage as of February 28, 2017, as compared to February 29, 2016, reflects the completion of construction, in the fiscal 2016 third quarter, of 5210 Jaindl Boulevard (“5210 Jaindl”), an approximately 252,000 square foot industrial/warehouse building in the Lehigh Valley of Pennsylvania. The net increase of approximately 363,000 square feet in space leased reflects fully leasing 5210 Jaindl and a net increase of approximately 111,000 square feet in space under lease in Griffin’s other buildings.

The operating loss in the 2017 first quarter, as compared to operating income in the 2016 first quarter, reflects increases in general and administrative expenses and depreciation and amortization expense in the 2017 first quarter as compared to the 2016 first quarter. The higher net loss in the 2017 first quarter, as compared to the 2016 first quarter, also reflects higher interest expense, partially offset by lower taxes in the 2017 first quarter as compared to the 2016 first quarter. The higher general and administrative expenses principally reflect higher expenses related to Griffin’s non-qualified deferred compensation plan as a result of higher stock market performance on participant balances in the 2017 first quarter. The higher depreciation and amortization expense principally reflects depreciation related to 5210 Jaindl. The increase in interest expense was due principally to an increase in total mortgage loans to $110,368,000 as of February 28, 2017 from $94,248,000 as of February 29, 2016.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the timing of the receipt and recognition of rental revenues from new leases. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	Feb. 28, 2017	Feb. 29, 2016

Rental revenue (1)	$6,979	$6,682
Revenue from property sales	—	—
Total revenue	6,979	6,682

Operating expenses of rental properties (1)	2,485	2,166
Depreciation and amortization expense	2,350	2,145
Costs related to property sales	—	—
General and administrative expenses (2)	2,230	1,567
Total expenses	7,065	5,878

Operating (loss) income	(86)	804

Interest expense (3)	(1,313)	(1,091)
Investment income	9	7
Loss before income tax benefit (provision)	(1,390)	(280)
Income tax benefit (provision)	451	(55)
Net loss	$(939)	$(335)

Basic net loss per common share	$(0.19)	$(0.07)

Diluted net loss per common share	$(0.19)	$(0.07)

Weighted average common shares outstanding for computation of basic and diluted per share results	5,040	5,153

(1) Profit from leasing activities:

	For the Three Months Ended
	Feb. 28, 2017	Feb. 29, 2016
Rental revenue	$6,979	$6,682
Operating expenses of rental properties	2,485	2,166
Profit from leasing activities	$4,494	$4,516

(2) Includes expenses (credits) related to Griffin’s non-qualified deferred compensation plan. In the three months ended February 28, 2017, expenses related to the non-qualified deferred compensation plan were $243 as compared to a credit of $303 in the three months ended February 29, 2016.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.